Exhibit 10.23
VECTRUS, INC.
2014 OMNIBUS INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of the [Effective_Date], by and between Vectrus, Inc. (the “Company”) and [Grantee_Name] (the “Optionee”), WITNESSETH:
WHEREAS, the Optionee is now employed by the Company or an Affiliate (as defined in the Company’s 2014 Omnibus Incentive Plan (the “Plan”)) as an employee, and in recognition of the Optionee’s valued services, the Company, through the Compensation and Personnel Committee of its Board of Directors (the “Committee”), desires to provide an opportunity for the Optionee to acquire or enlarge stock ownership in the Company, pursuant to the provisions of the Plan.
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:

1.
Grant of Options. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby confirms the grant on [Grant_Date] (the “Grant Date”) to the Optionee of the option to purchase from the Company all or any part of an aggregate of [#__of_Units_Granted] Shares (the “Option”), at the purchase price of [Option_Price] per Share (the “Option Price” or “Exercise Price”). The Option shall be a Nonqualified Stock Option.

2.	Terms and Conditions. It is understood and agreed that the Option is subject to the following terms and conditions:

(a)	Expiration Date. The Option shall expire on [Expiration_Date], or, if the Optionee’s employment terminates before that date, on the date specified in subsection (f) below.

(b)	Exercise of Option. The Option may not be exercised until it has become vested.

(c)	Vesting. Subject to subsections 2(a) and 2(f), the Option shall vest in three installments as follows:

(i)	1/3 of the Option shall vest on [First_Vesting_Date],

(ii)	1/3 of the Option shall vest on [Second_Vesting_Date], and

(iii)	1/3 of the Option shall vest on [Third_Vesting_Date],
Subject to subsections 2(a) and 2(f), to the extent not earlier vested pursuant to paragraphs (i), (ii), and (iii) of this subsection (c), the Option shall vest in full upon an Acceleration Event (as defined in the Plan).

(d)
Payment of Exercise Price. Permissible methods for payment of the Exercise Price upon exercise of the Option are described in Section 6.6 of the Plan, or, if the Plan is amended, successor provisions. In addition to the methods of exercise permitted by Section 6.6 of the Plan, the Optionee may exercise all or part of the Option by way of (i) broker-assisted cashless exercise in a manner consistent with the Federal Reserve Board's Regulation T, unless the Committee determines that such exercise method is prohibited by law, or (ii) net-settlement, whereby the Optionee directs the Company to withhold Shares that otherwise would be issued upon exercise of the Option having an aggregate Fair Market Value on the date of the exercise equal to the Exercise Price, or the portion thereof being exercised by way of net-settlement (rounding up to the nearest whole Share).

(e)
Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, all applicable federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to the exercise of the Option. The Optionee may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares that otherwise would be issued upon exercise of the Option, with the number of Shares withheld having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction (rounding up to the nearest whole Share). Any such election shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

(f)	Effect of Termination of Employment.
If the Optionee’s employment terminates before [If_Term_Date_is_Before], the Option shall expire on the date set forth below, as applicable:

(i)
Termination due to Death. If the Optionee’s employment is terminated as a result of the Optionee’s death, the Option shall expire on the earlier of [Term_due_to_death], or the date three years after the termination of the Optionee’s employment due to death. If all or any portion of the Option is not vested at the time of the Optionee's termination of employment due to death, the Option shall immediately become 100% vested.

(i)
Termination due to Disability. If the Optionee’s employment is terminated as a result of the Optionee’s Disability (as defined below), the Option shall expire on the earlier of [Term_due_to_Disability], or the date five years after the termination of the Optionee’s employment due to Disability. If all or any portion of the Option is not vested at the time of the termination of the Optionee's employment due to Disability, the Option shall immediately become 100% vested.

(ii)
Termination due to Retirement. If the Optionee's employment is terminated as a result of the Optionee's Retirement (as defined below), the Option shall expire on the earlier of [Term_due_to_Retirement], or the date five years after the termination of the Optionee's employment due to Retirement. If all or any portion of the Option is not vested at the time of the Optionee's termination of employment due to Retirement, a prorated portion of the

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unvested portion of the Option shall vest pursuant to the paragraph entitled "Prorated or Other Vesting Upon Retirement" below, and any remaining unvested portion of the Option shall expire unless the Optionee agrees to the conditions for continued vesting after Retirement (set forth in the second paragraph of the section entitled “Prorated or Other Vesting Upon Retirement”). For purposes of this subsection 2(f)(iii), the Optionee shall be considered employed during any period in which the Optionee is receiving severance payments (disregarding any delays required to comply with tax or other requirements), and the date of the termination of the Optionee's employment shall be the last day of any such severance period.

(iii)
Cause. If the Optionee’s employment is terminated by the Company (or an Affiliate, as the case may be) for cause (as determined by the Committee), the vested and unvested portions of the Option shall expire on the date of the termination of the Optionee’s employment.

(iv)
Voluntary Termination or Other Termination by the Company. If the Optionee’s employment is terminated by the Optionee or terminated by the Company (or an Affiliate, as the case may be) for other than cause (as determined by the Committee), and not because of the Optionee’s Retirement, Disability or Death, the vested portion of the Option shall expire on the earlier of [Voluntarty_Term], or the date three months after the termination of the Optionee’s employment. Any portion of the Option that is not vested (or the entire Option, if no part was vested) as of the date the Optionee’s employment terminates shall expire immediately on the date of termination of employment, and such unvested portion of the Option (the entire Option, if no portion was vested on the date of termination) shall not thereafter be exercisable. For purposes of this subsection 2(f)(v), the Optionee shall be considered employed during any period in which the Optionee is receiving severance payments, and the date of the termination of the Optionee's employment shall be the last day of any such severance period.

Notwithstanding the foregoing, if an Optionee’s employment is terminated on or after an Acceleration Event (A) by the Company (or an Affiliate, as the case may be) for other than cause (as determined by the Committee), and not because of the Optionee’s Retirement, Disability, or Death, or (B) by the Optionee because the Optionee in good faith believed that as a result of such Acceleration Event he or she was unable effectively to discharge his or her present duties or the duties of the position the Optionee occupied just prior to the occurrence of such Acceleration Event, the Option shall in no event expire before the earlier of the date that is 7 months after the Acceleration Event or [Acceleration_Event].
Retirement. For purposes of this Agreement, the term “Retirement” shall mean the termination of the Optionee’s employment if, at the time of such termination (or, if the Grantee receives severance in the form of salary continuation, as of the last day of such salary continuation period), the Optionee is at least age 60 with at least 5 years of service. For this purpose, “years of service” (x) means service as an Employee of the Company or of the Predecessor Corporation and (y) shall be deemed to include any period during which the Optionee is entitled to receive

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severance in the form of salary continuation. For the avoidance of doubt, termination of the Optionee’s employment by the Company for cause (as determined by the Committee) or due to the Optionee’s Disability shall not constitute Retirement, regardless of the Optionee’s age and years of service.
Disability. For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Optionee to perform all of his or her duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.
Prorated or Other Vesting Upon Retirement. Unless the Optionee agrees to the conditions for continued vesting after Retirement (set forth in the following paragraph, the prorated portion of an Option that vests due to the termination of the Optionee's employment due to the Optionee's Retirement shall be determined by (i) multiplying the total number of Shares subject to the Option by a fraction, the numerator of which is the number of full months the Optionee has been continually employed since the Grant Date, together with any period during which the Optionee is entitled to receive severance in the form of salary continuation (not to exceed 36 in the aggregate), and the denominator of which is 36, and (ii) reducing the product thereof by the number of Shares with respect to which the Option had already become vested as of the date of the termination of the Optionee’s employment. For this purpose, full months of employment shall be based on monthly anniversaries of the Grant Date, not calendar months. For the avoidance of doubt, continuous employment of an Optionee by the Company or an Affiliate for purposes of vesting in the Option granted hereunder shall include continuous employment with the Company for so long as the Optionee continues working at such entity. The portion of the Option with respect to which the Optionee is entitled to vest pursuant to this paragraph shall vest (i) on the first vesting date set forth in Section 2(c) next following the date the Optionee’s employment terminates, up to (but not exceeding) the portion of the Option that is eligible to vest on that vesting date pursuant to Section 2(c), and (ii) to the extent the portion of the Option that vests pursuant to this paragraph exceeds the portion of the Option eligible to vest on that vesting date pursuant to Section 2(c), such excess portion of the Option shall vest on the subsequent vesting date(s). For example, assuming an Option to purchase 120 Shares granted on March 6, 2014, and a termination due to Retirement on February 6, 2015, with 4 months of salary continuation severance, the Option would vest with respect to 40 Shares on March 6, 2015, and 10 Shares on March 6, 2016.
Alternatively, and as additional consideration for the covenant set forth on Appendix B, in the event that (i) the Optionee’s employment terminates due to the Optionee’s Retirement, and (ii) the Optionee timely executes the additional restrictive covenant agreement set forth in Appendix B, then the Option shall not vest on a prorated basis pursuant to the preceding paragraph and, instead, on each date that the Option would otherwise have become vested under the original terms of the Option, that portion of the Option will be deemed to be vested; provided that the Optionee has not at any time since the date of Optionee’s Retirement violated the terms of any restrictive covenant set forth in Appendix A or B (regardless of any Restricted Period set forth therein). If the Optionee does violate such restrictive covenant at any time prior to the date that the Option would otherwise have vested under its

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original grant terms, such Option will terminate and expire in all respects, without further action by the Company and the Optionee hereby agrees that the Company shall have all of the remedies and rights set forth in Section 2(i) below.

(g)
Compliance with Laws and Regulations. The Option shall not be exercised at any time when its exercise or the delivery of Shares hereunder would be in violation of any law, rule, or regulation that the Company may find to be valid and applicable.

(h)
Optionee Bound by Plan and Rules. The Optionee hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof as amended from time to time. The Optionee agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee during the life of the Option. Terms used herein and not otherwise defined shall be as defined in the Plan.

(i)
Restrictive Covenant Violation. Optionee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees to the provisions of Appendix A and, if applicable, Appendix B to this Agreement. If the Optionee breaches such restrictions in Appendix A or Appendix B to this Agreement, the Optionee hereby agrees that, in addition to any other remedy available to the Company in respect of such activity or breach, the Optionee’s Option will be forfeited and, if the Optionee has disposed of all or any portion of such Option prior to the date of such forfeiture, then, in respect of all or any portion of such Option, the Optionee shall repay to the Company an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Optionee received upon the sale or other disposition of, or distributions in respect of, the Optionee’s Option.

(j)
Governing Law. This Agreement is issued, and the Option evidenced hereby is granted, in Colorado Springs, Colorado, and shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

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The Optionee acknowledges that the Option awarded pursuant to this Agreement must be exercised, if at all, prior to its expiration as set forth herein, that it is the Optionee's responsibility to exercise the Option within such time period, and that the Company has no further responsibility to notify the Optionee of the expiration of the exercise period of the Option.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its Chief Executive Officer and President, or a Vice President, as of the [Execution_Date].

	Agreed to:	VECTRUS, INC.

	Optionee	Kenneth W. Hunzeker
(Online acceptance constitutes agreement)

Dated:		Dated: «Signature_Date»

Enclosures

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Appendix A
Restrictive Covenants

1.	Non-Solicit.
(a)    Optionee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
(i)    Optionee will not, within twelve months following the termination of his or her employment with the Company for any reason (the “Post-Termination Period”) or during Optionee’s employment (collectively with the Post-Termination Period, the “Restricted Period”), influence or attempt to influence customers of the Company or its subsidiaries or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.
(ii)    During the Restricted Period, Optionee will not, and will not directly or indirectly, cause any other person to, initiate or respond to communications with or from, any employee of the Company or its subsidiaries during the twelve-month period prior to the termination of such employee’s employment with the Company, for the purpose of soliciting such employee, or facilitating the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity; and
(b)    It is expressly understood and agreed that although Optionee and the Company consider the restrictions contained in this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Optionee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(c)    The period of time during which the provisions of this Appendix A shall be in effect shall be extended by the length of time during which Optionee is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2.	Survival.
(a)    The provisions of this Appendix A shall survive the termination of Optionee’s employment for any reason.

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Appendix B
Additional Restrictive Covenant Upon Retirement

Pursuant to the second paragraph under the heading “Prorated or Other Vesting Upon Retirement” in Section 2(f) of the Non-Qualified Stock Option Award Agreement to which this document is appended (the “Award Agreement”), the following covenants shall apply to the Optionee if (i) the Optionee’s employment terminates due to the Optionee’s Retirement, and (ii) the Optionee acknowledges and agrees to the terms hereof by executing this document and returning it to the Manager of Compensation & Equity Programs no later than first to occur of (i) the 30th day following the date of the Optionee’s termination of employment (not counting any period during which the Optionee is receiving any salary continuation) and (ii) the day before the first vesting date upon which any amounts would become vested pursuant to the second paragraph under the heading “Prorated or Other Vesting Upon Retirement” in Section 2(f) of the Award Agreement. If the Optionee does not timely execute this document, the Optionee shall not be eligible for the additional vesting rights set forth in the second paragraph under the heading “Prorated or Other Vesting Upon Retirement” in Section 2(f) of the Award Agreement.

1.	Non-Competition.
(d)    Optionee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
(i)    Optionee will not, within the period during which the Award remains unvested following the termination of his or her employment with the Company for any reason (the “Post-Termination Period”) or during Optionee’s employment (collectively with the Post-Termination Period, the “Restricted Period”), accept an employment or consulting relationship (or own or have any financial interest in), directly or indirectly, with any entity engaged in the business of providing Infrastructure Asset Management, Information Technology & Network Communications Services, Logistics & Supply Chain Management Services within the United States.
Notwithstanding anything to the contrary in this Agreement, Optionee may, directly or indirectly own, solely as an investment, securities of any Person which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Optionee (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(e)    It is expressly understood and agreed that although Optionee and the Company consider the restrictions contained in this Appendix B to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Optionee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(f)    The period of time during which the provisions of this Appendix B shall be in effect shall be extended by the length of time during which Optionee is in breach of the terms hereof

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as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2.	Survival.
(b)    The provisions of this Appendix B shall survive the termination of Optionee’s employment for any reason.
* * * * * * * * * * * *

By signing the below, the Optionee hereby acknowledges, and agrees to be bound by, the foregoing covenants set forth in this Appendix B.

Optionee	Optionee (Print)

Dated:

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PACID: 14NQO